Exhibit (c)-(2)

Ku6 Media Co., Ltd. Fairness Analysis Presented to the Special Committee of Independent Directors April 5, 2016 The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

2 CONFIDENTIAL Duff & Phelps Disclaimer • The following pages contain materials that are being provided by Duff & Phelps, LLC (“ Duff & Phelps ”) to the special committee of independent directors (the “ Special Committee ”) of the board of directors (the “ Board of Directors ”) of Ku 6 Media Co . , Ltd . (“ Ku 6 Media ” or the “ Company ”) in the context of a meeting of the Special Committee held to consider the Proposed Transaction (as defined herein) . • The accompanying materials are, and any Opinion (as defined herein) will be, compiled and presented on a confidential basis, solely for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps . • Because these materials were prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the materials if used by persons other than the Special Committee . • These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion . • The accompanying material does not, and any Opinion provided by Duff & Phelps would not : (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including security holders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction ; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party . • The information utilized in preparing this presentation was obtained from the Company and from public sources . Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct . No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future . Duff & Phelps did not independently verify such information . • No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction . • Duff & Phelps’ affiliate, Duff & Phelps Securities, LLC (“ DPS ”), has acted as financial advisor to the Special Committee providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction, and will receive a fee for certain investment banking services if requested by the Special Committee .

3 CONFIDENTIAL Table of Contents 1. Introduction and Transaction Overview 2. Valuation Analysis – Discounted Cash Flow Analysis – Selected Public Companies / M&A Transactions Analysis Appendix 1. Assumptions, Qualifications, and Limiting Conditions 2. Summary of Premiums Paid – Supplemental

Introduction and Transaction Overview Section 01

5 CONFIDENTIAL Introduction and Transaction Overview The Engagement • Duff & Phelps was retained by the Special Committee and the Company to serve as independent financial advisor to the Special Committee (solely in its capacity as such) . • Specifically , Duff & Phelps has been asked to provide an opinion (the “ Opinion ”) to the Special Committee as to the fairness, from a financial point of view, to (i) the holders of ordinary shares, par value US $ 0 . 00005 per share, of the Company (each, a “ Share ” or collectively, the “ Shares ”), other than the Excluded Shares, the Restricted Shares, the Dissenting Shares and Shares represented by ADSs (each as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing 100 Shares (each, an “ ADS ” or collectively, the “ ADSs ”), other than the ADSs representing the Excluded Shares and the Restricted Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs ) . The Proposed Transaction • It is Duff & Phelps’ understanding that the Company, Shanda Media Group Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“ Parent ”), and Ku 6 Acquisition Company Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub ”), propose to enter into an Agreement and Plan of Merger (the “ Merger Agreement ”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated April 4 , 2016 . Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, whereupon the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation, and in connection with such merger, each issued and outstanding Share (other than the Excluded Shares , the Restricted Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled in consideration for the right to receive US $ 0 . 0108 in cash per Share without interest (the “ Per Share Merger Consideration ”), and each issued and outstanding ADS (other than ADSs representing the Excluded Shares and the Restricted Shares) will be cancelled in consideration for the right to receive US $ 1 . 08 in cash per ADS without interest (the “ Per ADS Merger Consideration ”, and together with the Per Share Merger Consideration, the “ Merger Consideration ”) (collectively, the “ Proposed Transaction ”) . The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement . • For purposes of the Opinion, (i) “ Excluded Shares ” shall mean, collectively, the Shares (including ADSs corresponding to such Shares) beneficially owned (as determined pursuant to Rule 13 d - 3 under the Securities Exchange Act of 1934 ) by Parent, Shares held by the Company or any of its subsidiaries (if any) and Shares (including ADSs corresponding to such Shares) held by the Depositary (as defined in the Merger Agreement) and reserved for issuance and allocation pursuant to the Equity Compensation Plans (as defined in the Merger Agreement) ; ( ii) “ Dissenting Shares ” shall have the meaning set forth in the Merger Agreement ; and (iii) “Restricted Shares” shall mean each Restricted Shares (including Shares represented by ADSs) issued by the Company under the Equity Compensation Plans .

6 CONFIDENTIAL Introduction and Transaction Overview Scope of Analysis Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances . Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular . Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of its analysis included , but were not limited to, the items summarized below : 1. Reviewed the following documents : - The Company’s annual reports and audited financial statements on Form 20 - F filed with the Securities and Exchange Commission (“ SEC ”) for the years ended December 31 , 2013 and December 31 , 2014 ; and the Company’s unaudited financial statements for the year ended December 31 , 2015 included in the Company’s Form 6 - K filed with the SEC ; - A detailed financial projection model for the years ending December 31 , 2016 through 2025 , prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “ Management Projections ”) ; - Other internal documents relating to the history, past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by management of the Company ; - A letter dated March 21 , 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “ Management Representation Letter ”) ; and - Documents related to the Proposed Transaction, including the Merger Agreement ; 2. Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company ; 3. Discussed with Company management its plans and intentions with respect to the management and operation of the business ; 4. Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant ; 5. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant ; and 6. Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate .

7 CONFIDENTIAL Introduction and Transaction Overview Ownership Summary Source : Company filings, Capital IQ, Company provided . Ku6 Media Co., Ltd. - Ownership % of Fully Diluted Current Shareholders ADSs Ownership Buyer Shanda Interactive Entertainment Ltd. 33,346,946 68.7% Buyer 33,346,946 68.7% Institutional Investors Morgan Stanley 65,727 0.1% California Public Employees' Retirement System 21,400 0.0% Susquehanna International Group, LLP 15,517 0.0% Two Sigma Securities, LLC 13,623 0.0% KCG Holdings Inc. 10,266 0.0% Royal Bank of Canada Trust Company (Bahamas) Limited 10,000 0.0% Fidelity Investments 2,051 0.0% Total Institutional Investors 138,584 0.3% Public & Other Shareholders 14,230,579 29.3% Total Shares Outstanding 47,716,109 98.3% RSUs & Options In-the-Money at Offer Price 808,500 1.7% Fully Diluted Shares Outstanding at Offer Price 48,524,609 100.0% Buyer 68.7% Total Institutional Investors 0.3% Public & Other Shareholders 29.3% RSUs & Options 1.7%

8 CONFIDENTIAL Introduction and Transaction Overview Trading Analysis Source: Capital IQ Ku6 Media Co., Ltd. - Trading History April 1, 2015 to April 1, 2016 0.0 500.0 1,000.0 1,500.0 2,000.0 2,500.0 3,000.0 $0.00 $0.20 $0.40 $0.60 $0.80 $1.00 $1.20 $1.40 $1.60 $1.80 Volume (thousands) ADS Price Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer (1) Trailing Volume Weighted Average Price (VWAP) at Offer Current (4/1/16) Offer Price Premium Relative to: 25.6% 30 - Day VWAP (1) 36.6% 48.3% 50.6% 60 - Day VWAP (1) 90 - Day VWAP (1) One Day Prior 54.3% $0.86 $0.79 $0.73 $0.72 $0.70 May 11, 2015 Ku6 Media Co., Ltd. Announced the sale by Mr.Xudong Xu of its 40.7% ownership interest to Shanda Media Group limited. June 12, 2015 Ku6 Media Co., Ltd. Announced the Q1'15 earning s results, The Company reported revenue of USD 2.348 million and loss of USD 0.02 per ADS September 18, 2015 Ku6 Media Co., Ltd. Announced the Q2'15 earning s results, The Company reported revenue of USD 2.384 miilion and loss of USD 0.01 per ADS November 20, 2015 Ku6 Media Co., Ltd. Announced the Q3 '15 earning s results, The Company reported revenue of USD 2.453 million and loss of USD 0,01 per ADS Feburary 1, 2016 Ku6 Media Co., Ltd. received non - biddi ng prpposal from Shanda Interactive Entertainment Ltd. to acquire the remaining 30.1% stake in Ku6 Media Co., Ltd. for 1.08 per ADS January 21, 2016 Ku6 Media Co., Ltd. Announced the FY15 earning s results, The Company reported revenue of USD 10.91 million and loss of USD 0,04 per ADS Ku6 Media Co., Ltd. Historical Trading Metrics (in thousands, except per ADS) During one year prior to Offer Post offer Average Closing Price $0.85 Average Closing Price $0.83 High $1.56 High $0.87 Low $0.58 Low $0.79 Average Volume 76.4 Average Volume 53.1 % of Shares Issued and Outstanding 0.2% % of Shares Issued and Outstanding 0.1% % of Float 0.2% % of Float 0.1%

Introduction and Transaction Overview

Proposed Transaction

Ku6 Media Co., Ltd. - Offer Premium

	ADS Price	Implied Premium
ADS price of 4/1/16	$0.86	25.6%
One-day prior to offer (1/31/16)	$0.70	54.3%
30-days trailing VWAP at Offer	$0.79	36.6%
60-days trailing VWAP at Offer	$0.73	48.3%
90-days trailing VWAP at Offer	$0.72	50.6%
Offer Price	**$1.08**	

Ku6 Media Co., Ltd. - Implied Multiples

(USD in millions, except per ADS data)

		Offer $1.08
Fully Diluted ADSs Issued and Outstanding (millions)	48.5	
Implied Fully Diluted Equity Value		$52.4
Plus: Related party loan payable		4.6
Plus: Accounts payable due to related parties		0.9
Plus: Other payables due to related parties		0.3
Less: Accounts receivable due from related parties		(0.0)
Less: Proceeds from Sale of Beijing Modo Media Co., Ltd. (1)		(0.4)
Less: Proceeds from Exercise of Options		(0.2)
Less: Cash		(7.7)
Implied Enterprise Value		**$49.9**
Implied Offer Multiples:		
EV / LTM EBITDA	($0.2)	N/M
EV / 2016 EBITDA	$1.5	32.6x
EV / 2017 EBITDA	$2.8	16.5x
EV / LTM Revenue	$10.6	4.71x
EV / 2016 Revenue	$16.5	2.93x
EV / 2017 Revenue	$19.2	2.45x

Note: Balance sheet data and LTM as of December 31, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investments in Beijing Modo Media Co., Ltd. Reflects a 10% withholding tax discount.

CONFIDENTIAL

9

DUFF & PHELPS

Introduction and Transaction Overview
Valuation Summary

Valuation Range Conclusions
(RMB in thousands, except per ADS values or otherwise noted)

		Low		High
Enterprise Value				
Discounted Cash Flow Analysis		¥ 209,800	-	¥ 293,800
Selected Public Companies / M&A Transactions Analysis		¥ 213,100	-	¥ 288,700
Enterprise Value Range		**¥ 211,500**	**-**	**¥ 291,300**
Plus: Proceeds from Exercise of Options		¥ 0	-	¥ 0
Plus: Proceeds from Sale of Beijing Modo Media Co., Ltd. (1)		2,700	-	2,700
Plus: Accounts Receivable Due from Related Parties		78	-	78
Less: Related Party Loan Payable		(30,000)	-	(30,000)
Less: Accounts Payable Due to Related Parties		(5,911)	-	(5,911)
Less: Other Payables Due to Related Parties		(1,641)	-	(1,641)
Value Attributable to Fully Diluted ADSs (Excluding Excess Cash)		**¥ 176,726**	**-**	**¥ 256,526**
Fully Diluted ADSs Issued and Outstanding		48,354,109	-	48,354,109
Value Per ADS (RMB)		¥ 3.65	-	¥ 5.31
RMB to USD FX rate (as of 4/1/2016)		6.48	-	6.48
Value Per ADS Range (Excluding Excess Cash)		**$0.56**	**-**	**$0.82**
Cash		49,866	-	49,866
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)		¥ 1.03	-	¥ 1.03
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)		$0.16	-	$0.16
Value Per ADS Range		**$0.72**	**-**	**$0.98**

Offer Price
$1.08

Implied Valuation Multiples

		Low		High	Offer Price
EV/ LTM EBITDA	¥ -1,425	NM	-	NM	NM
EV/ 2016 EBITDA	¥ 9,919	21.3x	-	29.4x	32.6x
EV/ 2017 EBITDA	¥ 19,618	10.8x	-	14.8x	16.5x
EV/ LTM Revenue	¥ 68,606	3.08x	-	4.25x	4.71x
EV/ 2016 Revenue	¥ 110,208	1.92x	-	2.64x	2.93x
EV/ 2017 Revenue	¥ 132,249	1.60x	-	2.20x	2.45x

Note: Balance sheet data and LTM as of December 31, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes investments in Beijing Modo Media Co., Ltd. Reflects a 10% withholding tax discount.

CONFIDENTIAL
10
DUFF & PHELPS

11 CONFIDENTIAL Introduction and Transaction Overview ADS Valuation Range $0.72 $0.73 $0.72 $0.98 $0.97 $0.99 $0.60 $0.70 $0.80 $0.90 $1.00 $1.10 $1.20 $1.30 Concluded Range Selected Public Companies / M&A Transactions Analysis Discounted Cash Flow Analysis Value Per ADS (USD) $1.08 Offer Price

Valuation Analysis Section 02

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(RMB in thousands)

						Management Projections									
	2011A	2012A	2013A	2014A	2015A	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	2025P
Net Revenue	¥ 124,241	¥ 87,943	¥ 80,980	¥ 52,856	¥ 68,606	¥ 110,208	¥ 132,249	¥ 158,699	¥ 190,439	¥ 219,005	¥ 251,856	¥ 277,042	¥ 304,746	¥ 319,983	¥ 335,982
Growth		(29.2%)	(7.9%)	(34.7%)	29.8%	60.6%	20.0%	20.0%	20.0%	15.0%	15.0%	10.0%	10.0%	5.0%	5.0%
Gross Profit	-¥ 35,226	¥ 5,511	-¥ 7,535	-¥ 16,437	¥ 21,225	¥ 64,201	¥ 82,825	¥ 105,678	¥ 133,561	¥ 157,988	¥ 186,393	¥ 207,029	¥ 229,820	¥ 241,373	¥ 253,503
Margin %	(28.4%)	6.3%	(9.3%)	(31.1%)	30.9%	58.3%	62.6%	66.6%	70.1%	72.1%	74.0%	74.7%	75.4%	75.4%	75.5%
EBITDA	-¥ 237,439	-¥ 33,785	-¥ 69,039	-¥ 64,276	-¥ 1,425	¥ 9,919	¥ 19,618	¥ 31,966	¥ 57,459	¥ 71,763	¥ 101,881	¥ 114,077	¥ 127,586	¥ 134,034	¥ 140,804
Margin %	(191.1%)	(38.4%)	(85.3%)	(121.6%)	(2.1%)	9.0%	14.8%	20.1%	30.2%	32.8%	40.5%	41.2%	41.9%	41.9%	41.9%
Growth		NM	NM	NM	NM	NM	97.8%	62.9%	79.8%	24.9%	42.0%	12.0%	11.8%	5.1%	5.1%
Capital Expenditures	¥ 15,272	¥ 7,959	¥ 182	¥ 1,290	¥ 104	¥ 6,256	¥ 12,513	¥ 12,513	¥ 12,513	¥ 12,513	¥ 12,513	¥ 12,513	¥ 12,513	¥ 12,513	¥ 12,513
% of Net Revenue	12.3%	9.1%	0.2%	2.4%	0.2%	5.7%	9.5%	7.9%	6.6%	5.7%	5.0%	4.5%	4.1%	3.9%	3.7%
% of EBITDA	NM	NM	NM	NM	NM	63.1%	63.8%	39.1%	21.8%	17.4%	12.3%	11.0%	9.8%	9.3%	8.9%

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: Company filings, Company management

CONFIDENTIAL

13

DUFF & PHELPS

14 CONFIDENTIAL Valuation Analysis Discounted Cash Flow Analysis – Methodology and Key Assumptions Discounted Cash Flow Methodology • Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows . • Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders . • Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk . • The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles . Discounted Cash Flow Key Assumptions • Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31 , 2016 - 2025 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis . • Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula . • Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 17 . 50 % to 21 . 50% , derived from the Capital Asset Pricing Model . • The following is a summary of the Management Projections utilized in the discounted cash flow analysis : - The Company’s net revenue increases at a compound annual growth rate (“ CAGR ”) of 17 . 2 % over the ten - year period ending 2025 . - The Company’s EBITDA margin averages 31 . 4 % over the ten - year period ending 2025 . - Capital expenditures average 5 . 7 % of revenue over the ten - year period ending 2025 .

Valuation Analysis

DCF Analysis Summary

Discounted Cash Flow Analysis

(RMB in thousands)

	LTM	2016P	2017P	2018P	2019P	2020P	2021P	2022P	2023P	2024P	2025P
Net Revenue	¥ 68,606	¥ 110,208	¥ 132,249	¥ 158,699	¥ 190,439	¥ 219,005	¥ 251,856	¥ 277,042	¥ 304,746	¥ 319,983	¥ 335,982
Growth	*29.8%*	*60.6%*	*20.0%*	*20.0%*	*20.0%*	*15.0%*	*15.0%*	*10.0%*	*10.0%*	*5.0%*	*5.0%*
EBITDA	¥ -1,425	¥ 9,919	¥ 19,618	¥ 31,966	¥ 57,459	¥ 71,763	¥ 101,881	¥ 114,077	¥ 127,586	¥ 134,034	¥ 140,804
Margin	*(2.1%)*	*9.0%*	*14.8%*	*20.1%*	*30.2%*	*32.8%*	*40.5%*	*41.2%*	*41.9%*	*41.9%*	*41.9%*
Growth	*NM*	*NM*	*97.8%*	*62.9%*	*79.8%*	*24.9%*	*42.0%*	*12.0%*	*11.8%*	*5.1%*	*5.1%*
Earnings Before Interest and Taxes		¥ 9,292	¥ 15,860	¥ 25,706	¥ 48,696	¥ 60,498	¥ 88,113	¥ 100,309	¥ 113,818	¥ 120,266	¥ 127,036
Pro Forma Taxes		0	0	0	0	(8,382)	(22,028)	(25,077)	(28,455)	(30,067)	(31,759)
Net Operating Profit After Tax		9,292	15,860	25,706	48,696	52,116	66,085	75,232	85,364	90,200	95,277
Depreciation		627	3,758	6,260	8,763	11,265	13,768	13,768	13,768	13,768	13,768
Capital Expenditures		(6,256)	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)
(Increase) / Decrease in Working Capital		(279)	527	663	787	949	1,099	1,261	1,462	1,281	1,430
Free Cash Flow (1)		¥ 3,384	¥ 7,632	¥ 20,116	¥ 45,733	¥ 51,817	¥ 68,438	¥ 77,748	¥ 88,081	¥ 92,735	¥ 97,962

Enterprise Value Range	Low	High
Terminal Growth Rate	4.00%	4.00%
Weighted Average Cost of Capital	21.50%	17.50%
Concluded Enterprise Value	**¥ 209,800**	**¥ 293,800**
Implied Per ADS Range (USD)	$0.72	$0.99

Implied Valuation Multiples

		Low	High
EV / LTM EBITDA	-¥ 1,425	NM	NM
EV / 2016 EBITDA	¥ 9,919	21.2x	29.6x
EV / 2017 EBITDA	¥ 19,618	10.7x	15.0x
EV / LTM Revenue	¥ 68,606	3.06x	4.28x
EV / 2016 Revenue	¥ 110,208	1.90x	2.67x
EV / 2017 Revenue	¥ 132,249	1.59x	2.22x

(1) Prior to application of a 10% dividend withholding tax, which is calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation and included in the concluded enterprise value range.

Note: Balance sheet data and LTM as of December 31, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

15

DUFF & PHELPS

16 CONFIDENTIAL Valuation Analysis Selected Public Companies / M&A Transactions Analysis Methodology Selected Public Companies Analysis • Duff & Phelps selected twelve publicly traded companies in the social network service and portal industries that were deemed relevant to its analysis . • Duff & Phelps analyzed the financial performance of each of the publicly traded companies . Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue and EBITDA, and price to LTM and projected earnings per share . Selected M&A Transactions Analysis • Duff & Phelps selected precedent transactions within the online video and social network industry that it determined to be relevant to its analysis . Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed) . Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA for each transaction . Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant . Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction . Duff & Phelps does not have access to non - public information of any of the companies used for comparative purposes . Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company . Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations .

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Companies Analysis

COMPANY INFORMATION	REVENUE GROWTH					EBITDA GROWTH					EBITDA MARGIN				
Company Name	3-YR CAGR	LTM	2016	2017	2018	3-YR CAGR	LTM	2016	2017	2018	3-YR AVG	LTM	2016	2017	2018
China Social Network Service Companies															
Youku Tudou Inc.	67.6%	51.6%	43.0%	28.6%	NA	177.8%	-29.4%	NM	NM	NM	11.0%	7.6%	-8.9%	-1.7%	NA
Weibo Corporation	93.5	43.0	25.7	36.0	30.4	NM	NM	116.6	59.9	61.3	NM	11.9	20.5	24.2	29.9
YY Inc.	93.0	60.3	25.2	17.5	NA	105.8	9.3	34.9	24.0	NA	26.8	20.0	29.1	30.7	NA
Renren Inc.	-9.4	-31.6	107.0	NA	NA	NM	NM	NM	NM	NA	NM	NM	-11.0	NA	NA
Jiayuan.com International Ltd.	22.8	22.7	5.9	NA	NA	-30.5	60.4	81.3	NA	NA	10.9	4.6	14.6	NA	NA
Group Median	67.6%	43.0%	25.7%	28.6%	30.4%	105.8%	9.3%	81.3%	41.9%	61.3%	11.0%	9.8%	14.6%	24.2%	29.9%
China Portal Companies															
NetEase, Inc.	40.6%	94.7%	51.5%	23.4%	18.7%	24.1%	50.9%	11.5%	18.8%	16.4%	41.3%	32.7%	24.1%	23.2%	22.7%
SINA Corporation	18.5	14.6	5.8	20.0	15.0	39.6	204.5	110.4	51.3	41.4	5.9	6.5	13.0	16.4	20.1
Autohome Inc.	67.8	62.4	84.8	29.1	16.2	56.6	31.3	15.2	36.8	13.6	42.8	35.8	22.3	23.7	23.1
SouFun Holdings Ltd.	27.1	25.7	27.8	33.9	27.7	NM	NM	NM	NM	77.1	NM	-2.6	-8.9	7.0	9.7
Sohu.com Inc.	22.0	15.8	-1.3	10.3	18.8	3.1	575.0	-39.5	43.7	48.1	15.1	19.4	11.9	15.5	19.3
Bitauto Holdings Limited	56.0	63.1	33.5	22.8	19.8	NM	NM	NM	37.6	22.2	13.5	-3.6	7.6	8.5	8.6
Phoenix New Media Limited	13.1	-1.8	0.0	16.9	22.2	3.5	-57.9	27.1	15.6	55.2	14.4	7.2	9.1	9.0	11.4
Group Median	27.1%	25.7%	27.8%	22.8%	18.8%	24.1%	50.9%	15.2%	37.2%	41.4%	14.8%	7.2%	11.9%	15.5%	19.3%
Aggregate Mean	42.7%	35.1%	34.1%	23.9%	21.1%	47.5%	105.5%	44.7%	35.9%	41.9%	20.2%	12.7%	10.3%	15.6%	18.1%
Aggregate Median	33.9%	34.4%	26.7%	23.1%	19.3%	31.9%	41.1%	31.0%	37.2%	44.7%	14.4%	7.6%	12.4%	15.9%	19.7%
Ku6 Media (Management Projections) (1)	-7.9%	29.8%	60.6%	20.0%	20.0%	NM	NM	NM	97.8%	62.9%	-69.6%	-2.1%	9.0%	14.8%	20.1%

(1) The Company's financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 17 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Valuation Multiples

Selected Public Companies Analysis

($ in millions, except per share data)

COMPANY INFORMATION	MARKET DATA			ENTERPRISE VALUE AS MULTIPLE OF								STOCK PRICE AS A MULTIPLE OF			
Company Name	Stock Price on 4/01/16	% of 52-Wk High	Enterprise Value	LTM EBITDA	2016 EBITDA	2017 EBITDA	2018 EBITDA	LTM Revenue	2016 Revenue	2017 Revenue	2018 Revenue	LTM EPS	2016 EPS	2017 EPS	2018 EPS
China Social Network Service Companies															
Youku Tudou Inc. (1)	$27.52	89.4%	$4,529	65.4x	NM	NM	NA	4.97x	3.16x	2.46x	NA	NM	NM	NM	NA
Implied Multiples at Offer Price:				*65.7*	*NM*	*NM*	*NA*	*4.99*	*3.17*	*2.47*	*NA*	*NM*	*NM*	*NM*	*NA*
Weibo Corporation	17.98	88.1	3,463	NM	28.1	17.5	10.9	7.25	5.77	4.24	3.25	NM	36.3	20.4	14.3
YY Inc. (2)	61.40	76.1	3,187	17.5	10.5	7.8	6.3	3.49	2.82	2.25	1.92	21.9	14.1	10.6	8.6
Implied Multiples at Offer Price:				*19.7*	*11.8*	*8.7*	*7.1*	*3.94*	*3.18*	*2.54*	*2.16*	*24.4*	*15.8*	*11.8*	*9.6*
Renren Inc. (3)	3.20	74.1	334	NM	NM	NA	NA	6.09	2.29	NA	NA	NM	NM	NA	NM
Implied Multiples at Offer Price:				*NM*	*NM*	*NA*	*NA*	*13.03*	*4.89*	*NA*	*NA*	*NM*	*NM*	*NA*	*NA*
Jiayuan.com International Ltd. (4)	7.42	80.0	156	30.9	8.9	NA	NA	1.43	1.31	NA	NA	36.7	14.3	NA	NA
Implied Multiples at Offer Price:				*31.8*	*9.2*	*NA*	*NA*	*1.47*	*1.35*	*NA*	*NA*	*37.4*	*14.5*	*NA*	*NA*
Group Median				30.9x	10.5x	12.7x	8.6x	4.97x	2.82x	2.46x	2.58x	29.3x	14.3x	15.5x	11.4x
China Portal Companies															
NetEase, Inc.	$143.02	77.4%	$14,947	13.0x	11.6x	9.8x	8.4x	4.23x	2.79x	2.27x	1.91x	18.1x	14.8x	12.3x	10.5x
SINA Corporation	47.44	78.1	2,418	NM	20.0	13.2	9.3	2.75	2.60	2.16	1.88	NM	54.2	35.3	28.8
Autohome Inc.	28.66	52.1	2,712	14.1	12.3	9.0	7.9	5.06	2.74	2.12	1.82	21.6	18.1	NA	11.9
SouFun Holdings Ltd.	5.79	58.2	1,756	NM	4.3	16.6	9.4	1.99	1.56	1.16	0.91	NM	NM	30.5	15.2
Sohu.com Inc.	48.98	69.0	996	2.6	4.4	3.0	2.1	0.51	0.52	0.47	0.40	NM	NM	NM	33.7
Bitauto Holdings Limited	25.79	39.7	1,100	NM	17.6	12.8	10.5	1.77	1.33	1.08	0.90	NM	18.3	13.1	10.9
Phoenix New Media Limited	4.34	45.6	67	3.7	2.9	2.6	1.6	0.27	0.27	0.23	0.19	26.6	13.9	11.8	10.3
Group Median				8.3x	11.6x	9.8x	8.4x	1.99x	1.56x	1.16x	0.91x	21.6x	18.1x	13.1x	11.9x
Aggregate Mean				21.0x	12.1x	10.2x	7.4x	3.32x	2.26x	1.84x	1.46x	25.0x	23.0x	19.1x	16.0x
Aggregate Median				14.1x	11.0x	9.8x	8.4x	3.12x	2.44x	2.14x	1.82x	21.9x	16.5x	13.1x	11.9x

(1) Announced receipt of a going private proposal on 10/16/2015 for $26.60 per ADS, and entered into the agreement on 11/6/2015 for $27.60 per ADS.
(2) Announced receipt of a going private proposal on 7/9/2015 for $68.50 per ADS.
(3) Announced receipt of a going private proposal on 6/10/2015 for $4.20 per ADS.
(4) Announced receipt of a going private proposal on 3/3/2015 for $5.37 per ADS, and entered into the agreement on 12/7/2015 for $7.56 per ADS.
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL

18

DUFF & PHELPS

19 CONFIDENTIAL Valuation Analysis Selected M&A Transactions Analysis Source: Capital IQ, company filings, press releases Selected M&A Transactions Analysis ($ in millions) Announced Status Target Name Target Business Description Acquirer Name Enterprise Value LTM Revenue LTM EBITDA EBITDA Margin EV / EBITDA EV / Revenue 12/7/2015 Pending Jiayuan.com International Ltd. (NasdaqGS:DATE) Operates an online dating platform in China Beijing Baihe Online Hi-tech Co., Ltd. $155.7 $110.0 $4.9 4.4% 31.9x 1.42x 11/6/2015 Pending Beijing Shandong Technology Co., Ltd. Develops cloud-based mobile applications for streaming media for media organizations in China and internationally Beijing 263 Enterprise Communications Co., Ltd. $94.4 $4.3 NA NA NA 21.90x 10/30/2015 Closed Shanghai SynaCast Media Tech. Co., Ltd. Offers online video streaming and transmission services in China Suning Culture Investment Management Co., Ltd. $601.3 $124.1 NA NA NA 4.85x 10/16/2015 Pending Youku Tudou Inc. (NYSE:YOKU) Operates as an Internet television company in China Alibaba Group Holding Limited (NYSE:BABA) $4,481.8 $926.5 $69.5 7.5% 64.5x 4.84x 7/9/2015 Pending YY Inc. (NasdaqGS:YY) Operates an online social platform in China Management $3,595.1 $753.6 $208.7 27.7% 17.2x 4.77x 6/30/2015 Closed Dailymotion SA Owns and operates an online video streaming web portal Vivendi SA (ENXTPA:VIV) $302.1 $71.3 NA NA NA 4.24x 6/23/2015 Pending Momo Inc. (NasdaqGS:MOMO) Operates as a mobile-based social networking platform in China Management; Matrix Partners; Huatai Ruilian Fund; Sequoia Capital $3,118.0 $65.6 NA NA NA 47.51x 6/10/2015 Pending Renren Inc. (NYSE:RENN) Operates a social networking Internet platform in China Management $801.4 $73.4 NM NM NM 10.92x 3/25/2015 Closed Hangzhou Huanwen Technology Co., Ltd. Owns and operates a literature online reading platform Kaiser (China) Holding Co., Ltd (SZSE:002425) $86.9 $3.4 NA NA NA 25.29x 3/16/2015 Closed Beijing Six Rooms Ltd., Co. Operates a video sharing website Songcheng Performance Development Co., Ltd. (SZSE:300144) $653.0 $71.9 NA NA NA 9.08x 3/3/2015 Pending Jiayuan.com International Ltd. (NasdaqGS:DATE) Operates an online dating platform in China Vast Profit Holdings Limited $67.2 $104.6 $3.5 3.3% 19.2x 0.64x Mean 33.2x 12.31x Median 25.6x 4.85x

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Summary

Selected Public Companies / M&A Transactions Analysis Summary

(RMB in thousands)

	Enterprise Valuation Multiples			Valuation Summary		
Metric	Public Company Range	Public Company Median	Transaction Median	Selected Multiple Range	Company Performance	Enterprise Value Range
EV / LTM Revenue	0.27x - 7.25x	3.12x	4.85x	**3.00x - 4.00x**	¥68,606	¥205,818 - ¥274,424
EV / 2016 Revenue	0.27x - 5.77x	2.44x	NA	**2.00x - 2.75x**	¥110,208	¥220,415 - ¥303,071
				Concluded Enterprise Value Range		**¥213,100 - ¥288,700**
				Implied Per ADS Range (USD)		$0.73 - $0.97

Metric	Public Company Range	Public Company Median	Transaction Median	Company Performance	Implied Multiples
EV / LTM EBITDA	2.6x - 65.4x	14.1x	25.6x	¥-1,425	NM - NM
EV / 2016 EBITDA	2.9x - 28.1x	11.0x	NA	¥9,919	21.5x - 29.1x
EV / 2017 EBITDA	2.6x - 17.5x	9.8x	NA	¥19,618	10.9x - 14.7x
EV / 2018 EBITDA	1.6x - 10.9x	8.4x	NA	¥31,966	6.7x - 9.0x
EV / 2017 Revenue	0.23x - 4.24x	2.14x	NA	¥132,249	1.61x - 2.18x
EV / 2018 Revenue	0.19x - 3.25x	1.82x	NA	¥158,699	1.34x - 1.82x
P / LTM Earnings	18.1x - 36.7x	21.9x	NA	¥-4,106	NM - NM
P / 2016 Earnings	13.9x - 54.2x	16.5x	NA	¥8,551	26.7x - 35.5x
P / 2017 Earnings	10.6x - 35.3x	13.1x	NA	¥15,119	15.1x - 20.1x
P / 2018 Earnings	8.6x - 33.7x	11.9x	NA	¥24,965	9.1x - 12.2x

Note: LTM as of December 31, 2015. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

20

DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions Appendix 01

22 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following . This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered . Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent : • Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtaine d f rom public sources or provided to it from private sources, including Company management, and did not independently verify such information (or a ssu me any responsibility or liability for independently verifying such information); • Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal ma tters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Prop ose d Transaction have been duly, validly and timely taken; • Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnish ed to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnis hin g the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying as sumptions; • Assumed that the information relating to the Company and the Proposed Transaction supplied by the Company to Duff & Phelps, and the r epr esentations made by Company management regarding the Company and the Proposed Transaction in the Management Representation Letter, are co mpl ete and accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Propo sed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided; • Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Lett er are true and correct and that each party to the Merger Agreement will fully and timely perform all covenants, undertakings and obligations re quired to be performed by such party; • Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed; • Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or p ros pects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps, and that there is no information or facts that would make the information reviewed by Duff & Phelps incomplete or misleading; • Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction wi ll be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and • Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction wil l be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemp lat ed benefits expected to be derived in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which the Opinion is based prove to be untrue in any material respect, the Opinion cannot and should not be relied upon for any purpose . Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in the Opinion, including as to the reasonableness of such assumptions .

23 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Qualifications – If issued, our Opinion will be qualified by the following: • Duff & Phelps has prepared the Opinion effective as of the date thereof . The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date thereof , and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm the Opinion after the date thereof . • Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company . • Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction . • Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time) . The Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice . Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter . Duff & Phelps expressly disclaims any responsibility or liability in this regard . • In rendering the Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation . In addition, the Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than Excluded Shares, the Restricted Shares, the Dissenting Shares and Shares represented by ADSs) and the holders of ADSs (other than ADSs representing the Excluded Shares and the Restricted Shares) .

24 CONFIDENTIAL Assumptions, Qualifications, and Limiting Conditions Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state: • The Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ written consent . • The Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction ; (ii) does not address any transaction related to the Proposed Transaction ; (iii) is not a recommendation as to how the Special Committee or any shareholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances ; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses . The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Opinion is based . • The Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party . • The Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with the Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, DPS, the Company, and the Special Committee dated February 27 , 2016 (the “ Engagement Letter ”) . • The Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter .

Summary of Premiums Paid Appendix 02

26 CONFIDENTIAL Summary of Premiums Paid Note: Excludes negative premiums . Source: Capital IQ Premiums Paid Analysis - Going Private Transactions Transactions announced, closed, or effective from January 2012 to March 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Mean 408 36.9 37.7 41.4 70.5 Overall Median 24.0 27.4 27.9 78.0 Chinese Companies Mean 91 36.8 36.8 41.4 65.1 Chinese Companies Median 23.4 27.6 28.2 68.1 US-Listed Chinese Companies Mean 81 36.9 37.0 43.3 65.5 US-Listed Chinese Companies Median 23.4 27.6 28.2 65.6 Ku6 Media Co., Ltd. 54.3 52.1 25.6 43.8 Premiums Paid Analysis - Internet Software and Services Change of Control Transactions Transactions announced, closed, or effective from January 2012 to March 2016 Premium as a % of Number of Deals One-Day Prior to Announcement Date One-Week Prior to Announcement Date One-Month Prior to Announcement Date One-Day Prior as a % of 52-Week High Overall Industry Mean 127 64.5 70.7 65.9 29.6 Overall Industry Median 26.2 32.0 44.9 6.5 Chinese Companies Mean 15 18.6 20.4 25.2 32.7 Chinese Companies Median 17.4 21.6 20.2 2.7 Ku6 Media Co., Ltd. 54.3 52.1 25.6 43.8